Exhibit 99.j.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Virtus Equity Trust of our report dated March 27, 2018, relating to the financial statements and financial highlights, which appear in the American Beacon SGA Global Growth Fund’s Annual Report on Form N-CSR for the year ended January 31, 2018. We also consent to the references to us under the headings “Glossary”, “Non-Public Portfolio Holdings Information”, “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

January 25, 2019